Exhibit 99.1

DJO Investor/Media Contact: DJO Global, Inc. Matt Simons SVP Business Development and Investor Relations 760.734.5548 matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO Global Announces Preliminary Sales For Fourth Quarter And Year-End 2013

Business Performance Continues to Accelerate

SAN DIEGO, CA, January 22, 2014 – DJO Global, Inc., a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, in anticipation of its upcoming National Sales Meeting, today announced preliminary sales results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2013. These sales results remain subject to adjustment as the Company completes its year-end financial closing process and the annual audit of its financial results.

Preliminary Fourth Quarter Sales

Preliminary net sales for the fourth quarter of 2013 totaled $313.6 million, reflecting growth of 7.9 percent compared with net sales of $290.5 million for the fourth quarter of 2012. Net sales for the fourth quarter of 2013 were favorably impacted by $1.3 million due to changes in foreign currency exchange rates compared to the rates in effect in the fourth quarter of 2012. Excluding the impact of foreign exchange rate changes (“constant currency”), net sales for the fourth quarter of 2013 increased by 7.5 percent compared to net sales for the fourth quarter of 2012.

Preliminary net sales in the fourth quarter of 2013 for the Company’s Bracing and Vascular, Recovery Sciences, International and Surgical Implant business segments reflect growth rates of 13.1%, (0.2)%, 3.8% and 22.2%, respectively, over net sales in the fourth quarter of 2012, on the basis of constant currency.

Preliminary Fiscal 2013 Sales

Preliminary net sales for fiscal year 2013 totaled approximately $1,175.5 million, reflecting growth of 4.1 percent compared with actual net sales of $1,129.4 million in fiscal year 2012.

On the basis of constant currency, excluding a $3.2 million favorable impact from changes in foreign exchange rates from the rates in effect for the full year 2012, net sales for the full year grew 3.8 percent over net sales for the full year 2012.

DJO said it intends to report its fourth quarter and full year 2013 financial results upon the completion of its annual audit in mid February.

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort®, Bell-Horn® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

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